Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27th, 2026, with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of UFP Technologies, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of UFP Technologies, Inc. on Forms S-8 File No. 333-265651, File No. 333-174907, File No. 333-151883, File No. 333-143673, File No. 333-116436, File No. 333-56741, File No. 333-91408, File No. 333-106390, File No. 333-39946, File No. 333-76440.

/s/ GRANT THORNTON, LLP

Boston, Massachusetts
February 27, 2026